UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 26, 2011

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 26, 2011, Autodesk, Inc. (“Autodesk”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders from time to time party thereto and Citibank, N.A. (“Citibank”), as agent. The Credit Agreement provides for a $400,000,000 unsecured revolving credit facility, with an option by Autodesk to increase the amount of the credit facility by up to an additional $100,000,000, subject to certain terms and conditions as set forth therein, which revolving loans may be used for working capital and general corporate purposes by Autodesk and its subsidiaries. In connection with the execution of the Credit Agreement, Autodesk and Citibank terminated the previous credit facility described in Autodesk’s Current Report on Form 8-K, filed on August 23, 2007.

Revolving loans may be borrowed, repaid and reborrowed until May 26, 2016, at which time all amounts borrowed must be repaid. No loans are currently outstanding under the Credit Agreement. Revolving loans will bear interest, at Autodesk’s option, at either (i) a floating rate per annum equal to the base rate plus a margin of between 0.250% and 1.000%, depending on Autodesk’s leverage ratio as of the most recently ended fiscal quarter or (ii) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market, plus a margin of between 1.250% and 2.000%, depending on Autodesk’s leverage ratio as of the most recently ended fiscal quarter. Base rate is defined as the greatest of (A) Citibank’s prime rate, (B) the federal funds rate plus 0.500% or (C) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market for a period of one month plus 1.00%. A default interest rate shall apply on all obligations during a payment event of default under the Credit Agreement at a rate per annum equal to 2.000% above the applicable interest rate. Autodesk will pay to each lender a facility fee on a quarterly basis based on the amount of each lender’s commitment to make loans, of between 0.250% and 0.500%, depending on Autodesk’s leverage ratio as of the most recently ended fiscal quarter. Revolving loans may be prepaid without penalty. Autodesk is also obligated to pay agent fees customary for a credit facility of this size and type.

The Credit Agreement requires Autodesk to maintain a maximum leverage ratio and a minimum interest coverage ratio during the term of the credit facility. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of Autodesk and its subsidiaries to, among other things, grant liens or enter into agreements restricting their ability to grant liens on property, enter into mergers, dispose of assets, change their accounting or reporting policies, change their business and incur subsidiary indebtedness, in each case subject to customary exceptions for a credit facility of this size and type.

The Credit Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

Citibank and the lender parties to the Credit Agreement, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services.

The Credit Agreement is attached hereto as Exhibit 10.1. The above description is qualified in its entirety by reference to such exhibit.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 26, 2011, by and among Autodesk, the lenders from time to time party thereto and Citibank, N.A., as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ MARK J. HAWKINS
Mark J. Hawkins Executive Vice President and Chief Financial Officer

Date: May 27, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 26, 2011, by and among Autodesk, the lenders from time to time party thereto and Citibank, N.A., as agent.